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                                                                      EXHIBIT 12


                       UNION PACIFIC RESOURCES GROUP INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in Millions, Except Ratios)
                                   (Unaudited)

                                                                                  Nine Months Ended
                                                                                     September 30,
                                                                                ----------------------
                                                                                  1999          1998
                                                                                --------      --------

Income (loss) before income taxes .........................................     $   (4.5)     $  (83.2)

Add (deduct) distributions greater (less) than
     income of unconsolidated affiliates ..................................         (1.9)         (2.5)

Fixed charges from below ..................................................        173.2         190.9

Capitalized interest included in fixed charges ............................         (0.4)         (4.7)
                                                                                --------      --------

         Earnings available for fixed charges .............................     $  166.4      $  100.5
                                                                                ========      ========


Fixed charges:
     Interest expense, including amortization of debt discount/premium ....     $  167.6      $  179.5
     Portion of rentals representing an interest factor ...................          5.2           6.7
     Interest capitalized .................................................          0.4           4.7
                                                                                --------      --------
         Total fixed charges ..............................................     $  173.2      $  190.9
                                                                                ========      ========


Ratio of earnings to fixed charges (a) ....................................          1.0           0.5
                                                                                ========      ========
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(a) For the nine months ended September 30, 1999 and 1998, earnings are insufficient by $6.8 million and $90.4 million, respectively, to cover fixed charges of the Company.